STEPHEN B. PARENT
16706 North 109th Way
Scottsdale, Arizona 85255

December 4, 2004

Board of Directors
GoldSpring, Inc.
8585 East Hartford Drive, Suite 400
Scottsdale, Arizona 85255

Gentlemen:

At the meeting of the board of directors held November 30, 2004, I opposed and voted against the proposal to convert the existing shares of stock held by various subscribers into convertible notes and warrants of the Company. I wish the corporate records of the Company to reflect my vote against the proposal and my continuing opposition to it.

I have carefully reviewed the original subscription agreement that was mutually executed for the $10,000,000.00 equity offering completed last March. Nowhere does it reference the action taken by the Board at the meeting as a remedy for default. The apparent replacement subscription agreement comes from thin air as far as I am concerned. It was also of interest that as a Board member I was not consulted at all about his matter prior to the meeting. I was not even given the courtesy of an agenda of the meeting either. Ambush tactics are usually perceived to be inappropriate conduct in bonafide corporate matters.

Since the shareholders of GoldSpring approved the then Board of Directors at the June 12, 2004 Annual General Meeting held in Reno and the actions of the Board in securing the $10,000,000.00 equity Private Placement, I do not believe they would have cast the same vote if the Board had incurred $10,000,000.00 of Convertible debt.

The result of the action will be to substitute indebtedness of this Company for existing equity. The effect on the balance sheet of GoldSpring will be as if the Company had borrowed money for the purpose of repurchasing its common stock from a favored class of investors. The Company cannot afford to do so, and the effect of this transaction on the balance sheet of the Company will be disastrous. It will prohibit the Company from being able to raise additional needed funds and will likely prevent us from realizing our goal of having the stock listed on the American Stock Exchange. If the convertible notes are converted back into equity, the effect will be to more than double the number of shares issued by the Company in exchange for the investment made by these investors. At best, this is unfair treatment of the other shareholders of the Company who did not receive the opportunity to enter into this transaction.

The proposal is all the more egregious because at least four of the members of the board of directors have financial interests in or are affiliated with the investors who have been given this benefit. When each was challenged about their conflict, each refused to abstain from voting on the matter and voted in favor of it notwithstanding their clear conflict of interest. With Sarbanes Oxley requirements of more transparency in business transactions, this clearly self-serving activity is at least inappropriate if not outright illegal, in my opinion. I am also concerned that the attempted board approval of this matter was not done in accordance with the "conflict of interest" provisions of section 607.0832 of the Florida Business Corporation Act.

For these reasons, I voted against the proposal at the meeting of the board of directors and have elected to pursue my rights provided under Florida law and the Bylaws of the Company. Please include this letter with the official minutes of the meeting.

Yours truly,

"Stephen Parent"

Stephen Parent